Exhibit (a)(5)(A)

Ultrapetrol Announces Closing of Tender Offer
for All of its Outstanding 7.25% Convertible Senior Notes Due 2017

NASSAU, Bahamas, January 23, 2013 -- Ultrapetrol (Bahamas) Limited (NASDAQ: ULTR) ("Ultrapetrol"), an industrial transportation company serving marine transportation needs in three markets (River Business, Offshore Supply Business and Ocean Business), announced today the expiration of its tender offer (the "Tender Offer") to repurchase up to $80 million of its outstanding 7.25% Convertible Senior Notes due 2017 (the "Notes") in accordance with the provisions of the indenture governing the Notes. The Notes were repurchased at par plus accrued and unpaid interest to, but excluding, the date of repurchase, for a total price of $1,001.61 per $1,000.00 principal amount of Notes.

As previously announced, the Tender Offer expired at 5:00 p.m., New York City time on January 22, 2013. At the time of the expiration, $80 million aggregate principal amount of the Notes had been validly tendered and not withdrawn.

Manufacturers and Traders Trust Company served as the Trustee, Tender Agent, Paying Agent and Conversion Agent for the Tender Offer.

About Ultrapetrol

Ultrapetrol is an industrial transportation company serving the marine transportation needs of its clients in the markets on which it focuses. It serves the shipping markets for containers, grain and soya bean products, forest products, minerals, crude oil, petroleum, and refined petroleum products, as well as the offshore oil platform supply market with its extensive and diverse fleet of vessels. These include river barges and pushboats, platform supply vessels, tankers and two container feeder vessels. More information on Ultrapetrol can be found at www.ultrapetrol.net.

Forward-Looking Language

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include future operating or financial results; pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including dry docking and insurance costs; general market conditions and trends, including charter rates, vessel values, and factors affecting vessel supply and demand; our ability to obtain additional financing; our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities; our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, or vessels' useful lives; our dependence upon the abilities and efforts of our management team; changes in governmental rules and regulations or actions taken by regulatory authorities; adverse weather conditions that can affect production of the goods we transport and navigability of the river system; the highly competitive nature of the oceangoing transportation industry; the loss of one or more key customers; fluctuations in foreign exchange rates and devaluations; potential liability from future litigation; and other factors. Please see our filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

ULTR – G

CONTACT: The IGB Group
Leon Berman / David Burke
212-477-8438 / 646-673-9701
lberman@igbir.com / dburke@igbir.com